                                                                  EXHIBIT A


VIA TELEFAX and FEDERAL EXPRESS

January 22, 1999

Mr. Joel Reichman
President and CEO
Designs, Inc.
66 B Street
Needham, Massachusetts  02194


Dear Mr. Reichman:

	We have great concerns as to how the sale of the company is proceeding. It has been over one month and there does not appear to be any significant activity in that regard.

	We are therefore prepared to make a proposal to purchase all of the outstanding shares of Common Stock of the Company at a price of $3.00 per share. Please recognize that this proposal has been made without the receipt of any non-public information or the benefit of conducting financial and legal due diligence on non-public information. If such due diligence were to demonstrate additional value beyond that demonstrated by our review of publicly available documents, we would be prepared to consider increasing the $3.00 per share proposal.

	We anticipate that we would use some third party financing with respect to the transaction. However, we do not anticipate any significant problems in obtaining such financing and are willing to discuss this matter with you.

	It should be understood that this letter merely constitutes a statement of our intentions and does not contain all of the matters upon which agreement must be reached before JMI would make the contemplated offer. Therefore, this letter does not constitute a legally binding commitment with respect to the items discussed herein.

	Please feel free to contact the undersigned with any questions that you may have. However, please note that as we are still in the midst of our consent solicitation, we are obligated to make the appropriate disclosure of this letter in a timely manner.

	We look forward to hearing from you soon as time is of the essence. We ask that you respond to us by the close of business on Tuesday, January 26,1999.


                                            Sincerely,

                                            JEWELCOR MANAGEMNT, INC.

                                        /s/ Seymour Holtzman
                                            Seymour Holtzman